EXHIBIT 10.38

                              EMPLOYMENT AGREEMENT

                  This EMPLOYMENT AGREEMENT (the "Agreement") is made as of this 13th day of August, 2001 between LeCroy Corporation, a Delaware corporation (the "Company"), and Scott Bausback of Portland, Oregon (hereinafter, the "Executive").

                  WHEREAS, the Executive has accepted employment with the Company and is willing to serve in the capacity of its Executive Vice President and Chief Operating Officer, and the Company desires to retain the Executive in that capacity on the terms and conditions herein set forth;

                  WHEREAS, the Company and the Executive acknowledge that the compensation and benefits payable hereunder are reasonable with regard to all of the circumstances of the Executive's employment with the Company and the Executive's ongoing employment with the Company;

                  NOW, THEREFORE, in consideration of the covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

                                    ARTICLE 1

                                   EMPLOYMENT

         1.1. EMPLOYMENT AND POSITION. Effective as of the beginning of the Term (as defined in section 3.1 herein) and continuing for the Term, the Company hereby agrees to employ the Executive in the capacity set forth above, and the Executive hereby accepts such employment, all on and pursuant to the terms and conditions set forth herein.

         1.2. DUTIES AND RESPONSIBILITIES. The Executive shall have and perform such duties and responsibilities as are associated with the office set forth above and as may be conferred upon him from time to time by the Board of Directors of the Company (the "Board") or its designee.

         1.3. FULL TIME AND ATTENTION. The Executive shall well and faithfully serve the Company and its subsidiaries and shall devote his full time and attention to the business and affairs of the Company and its subsidiaries and the performance of his duties and responsibilities hereunder; however, notwithstanding the foregoing, the Executive may participate in other secondary and non-competitive business ventures and activities from time to time which do not interfere with his duties and responsibilities hereunder.

         1.4. PROHIBITED INTERESTS. During the Term, neither the Executive nor any member of his immediate family shall purchase or hold an interest in any company doing business with the Company (other than as a customer of the Company) or competing with the Company. Notwithstanding this prohibition, Executive and/or his family may hold a 1% or lesser interest in publicly traded stock, and may hold such other interests as the Company may, in its discretion, consent to in advance and in writing.

                                    ARTICLE 2

                            REMUNERATION AND BENEFITS

         2.1. ANNUAL BASE SALARY. From the commencement of the Term until the end of the current fiscal year, the Company shall pay to the Executive a Base Salary at the rate of $250,000 per year. Executive's Base Salary shall be re-evaluated annually and may be increased, but not decreased, as determined by the Board or its designee (the Base Salary, as it may be in effect from time to time, shall be the "Base Salary"). The Base Salary shall be payable in such regular installments as the Company may pay its senior employees from time to time. All compensation payable to Executive by Company shall be reduced by such amounts as are required by law.

         2.2. BONUS.

                  (a) From the commencement of the Term until the end of the current fiscal year, Executive shall be eligible for a target bonus in the amount of $150,000. Executive's target bonus amount shall be re-evaluated from time to time by the Board or its designee coincident with with the review of the target bonus amounts of other members of senior management pursuant to the Company's bonus plan for senior employees ("Bonus Plan").

                  (b) The Bonus shall be payable pursuant to the terms of the Bonus Plan.

         2.3. BENEFITS.

                  (a) Effective on the date the Executive's employment with the Company commences, the Company shall grant Executive a stock option (which shall be an incentive stock option to the extent legally possible) to purchase 100,000 shares of Company stock at the fair market value on the date of grant. The option shall be subject to the terms and conditions of the Company's 1993 Amended and Restated Stock Incentive Plan. The option shall vest as follows: 25% on the first anniversary of the date Executive commenced employment and 25% on each anniversary date thereafter until fully vested. Notwithstanding any provision of this Agreement or of any stock option plan to the contrary, the unvested portion of all stock options and restricted stock awards held by Executive on the date of an Acquisition, a Change in Control or a Hostile Takeover, as those terms are defined in Company's 1993 Stock Incentive Plan, shall vest and be immediately exercisable on the date of such event.

                 (b) Company shall provide to the Executive benefits that are consistent with the benefits provided under the benefit plans, practices, programs and policies of the Company (including without limitation any existing compensation, stock option, profit sharing, bonus, vacation, life insurance, health insurance, dental insurance, accidental death or dismemberment, management incentive bonus and disability plans, practices, programs or policies) in effect for its most senior employees from time to time during the Term.

        2.4. RELOCATION. The Company will provide Executive the following relocation package: Company shall pay for the following: (a) packing, transportation, storage (if necessary) and unpacking of all household goods from Executive's home in Portland to Executive's new home within commuting distance of Chestnut Ridge, New York; (b) temporary living expenses for a maximum period of three months; (c) two house-hunting trips for Executive and Executive's family; (d) reimbursement for all closing costs (including the real estate commission on Executive's current home) associated with the sale of Executive's current home and the purchase of Executive's new residence within commuting distance of Chestnut Ridge, New York; (e) a gross-up to keep Executive whole for the amount of the moving costs that are considered taxable to Executive; and (f) Company shall make a one-time payment to Executive in the amount of $10,000 for miscellaneous expenses connected with Executive's relocation.

                                    ARTICLE 3

                              TERM AND TERMINATION

         3.1. TERM. The term (the "Term") of this Agreement shall be for a period commencing on the later of the date of this Agreement or the date upon which the Executive's employment actually commences, and shall continue until terminated by either the Company or the Executive in accordance with the terms hereof. Executive shall commence his employment between August 6, 2001 and September 4, 2001, as Executive shall determine.

         3.2. TERMINATION FOR JUST CAUSE.

                  (a) The Company may terminate the employment of the Executive hereunder at any time for Just Cause, such termination to be communicated by the Company to the Executive by written notice. For the purposes hereof, "Just Cause" means a determination by the Board, in the exercise of its reasonable judgment and after permitting the Executive a reasonable opportunity to be heard by the Board, that any of the following has occurred:

                           (i) the willful and continued failure by the
                  Executive, if not cured within thirty (30) days after receipt by the Executive of written notice from the Company reasonably detailing the matters to be cured, to substantially perform his material duties and responsibilities with the Company under this Agreement (other than any such failure resulting from his incapacity due to physical or mental illness);

                           (ii) the engaging by the Executive in any act that is
                  intentionally and materially injurious to the Company, financial or otherwise, if not cured (if curable) within thirty (30) days after receipt by the Executive of written notice from the Company reasonably detailing the matters to be cured;

                           (iii) the conviction of the Executive of a criminal
                  offense involving fraud, dishonesty or other felony; and

                           (iv) the engaging by the Executive in any intentional
                  act of dishonesty resulting or intended to result, directly or indirectly, in personal gain to the Executive at the Company's expense, if not cured (if curable) within thirty (30) days after receipt by the Executive of notice from the Company.

                  (b) Upon the termination of the Executive's employment for Just Cause, the Executive shall not be entitled to any severance, termination or other compensation payment other than such portion of the Base Salary and Bonus as remains earned but unpaid on the date of termination, together with any amount to which the Executive may be entitled under the provisions of applicable employment legislation in force at the date of termination of the Executive's employment.

         3.3.     TERMINATION WITHOUT JUST CAUSE OR FOR GOOD REASON.

                  (a) The Company may terminate the employment of the Executive hereunder at any time without Just Cause, such termination to be communicated by the Company to the Executive by sixty (60) days prior written notice. In addition, the Executive may terminate his employment for Good Reason, such termination to be communicated by the Executive to the Company by sixty (60) days prior written notice. For purposes of this Agreement, "Good Reason" shall mean any one or more of the following:

                           (i) a substantial adverse alteration in the nature or
                  status of the Executive's duties or responsibilities with the Company which is not cured (if curable) to the Executive's satisfaction within thirty (30) days after written notice of such breach is provided to the Company by the Executive,

                           (ii) any purported termination of the Executive's
                  employment which is not effected in accordance with this Agreement (which purported termination shall not be effective),

                           (iii) any material breach of this Agreement
                  (including without limitation any breach of any section of Article 2 herein) by the Company which is not cured (if curable) to the Executive's satisfaction within thirty (30) days after written notice of such breach is provided to the Company by the Executive,

                           (iv) there has been an Acquisition, a Change in
                  Control or a Hostile Takeover (as defined in the Company's Amended and Restated 1993 Stock Incentive Plan as in existence on August 16, 2000) and within two (2) years thereafter the Executive is required to relocate to or regularly perform duties at any location other than within a 30-mile radius of Chestnut Ridge, New York, except for periodic travel in the ordinary course of the Company's business as it is conducted in the ordinary course,

                           (v) there has been an Acquisition, a Change in
                  Control or a Hostile Takeover (as defined in the Company's Amended and Restated 1993 Stock Incentive Plan as in existence on August 16, 2000, the "Stock Incentive Plan") and within two
                  (2) years thereafter the Company either terminates the Executive's employment or provides notice thereof to the Executive, or

                           (vi) the Company is liquidated or the Board takes
                  formal action to commence the process of liquidation.

                  The Executive's right to terminate his employment for Good Reason shall not be affected by his incapacity due to physical or mental illness. The Executive's continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder.

                  (b) Upon the termination of the Executive's employment without Just Cause or for Good Reason, the Company shall pay to or to the order of the Executive immediately after the date of termination of the Executive's employment such portion of the Base Salary and Bonus as remains earned but unpaid on the date of termination. The unpaid Bonus amount shall be based on the greater of the current year's target Bonus (whether achieved or not) or the most recent Bonus paid to Executive.

                  In exchange for the Executive providing the Company with a full and complete release of all claims of every name and nature (substantially in the form of Exhibit A hereto), the Company shall have the following obligations:

                           (i) the Company shall pay as salary continuation to
                  or to the order of the Executive, as compensation for the Executive's loss of employment, one (1) year of the Executive's Base Salary (at the rate in effect on the date of termination) and one year's Bonus. The Bonus amount shall be calculated at the greater of the maximum target Bonus payable in the current year (whether achieved or not) or the actual bonus paid with respect to the prior fiscal year;

                           (ii) to the extent permissible under the relevant
                  plans, the Company shall provide the Executive with medical, dental and life insurance identical or substantially similar to those which the Executive is receiving pursuant to section
                  2.3 immediately prior to the written notice of termination referenced in section 3.3(a) herein), provided that the Executive shall be required to pay the then-current employee premiums therefor;

                           (iii) the Company shall provide the Executive with
                  outplacement counseling services by a provider of the Executive's choosing, up to an aggregate maximum not to exceed 10% of his Base Salary; and

                           (iv) all Stock Options and Restricted Stock Awards
                  that would have (had the Executive continued his employment) become exercisable within the first six months following the date of termination of employment shall automatically become immediately exercisable.

                  (c) In addition to the provisions of (b) above, upon the termination of the Executive's employment without Just Cause or for Good Reason within 90 days prior to or at any time within two (2) years after an Acquisition (as defined in the Company's Stock Incentive
         Plan), in exchange for the Executive providing the Company with the release described above:

                           (i) to the extent not already done, all Stock Options
                  and Restricted Stock Awards held by Executive shall automatically become immediately exercisable with respect to the total number of shares subject thereto and such Stock Options and Restricted Stock Awards may be exercised for all or any portion of such shares within the time period permitted under the stock option plan, and

                           (ii) in lieu of the Company payment of one (1) year
                  of the Executive's then-current Base Salary and Bonus, as provided in (b)(ii) above, the Company shall pay as salary continuation to or to the order of the Executive one and one half (1 1/2) years of the Executive's then-current Base Salary and Bonus (calculated at the greater of the maximum target Bonus payable to Executive in the current fiscal year (whether achieved or not) or the actual Bonus paid to Executive with respect to the prior fiscal year).

                           (d) (i) In the event that any of the payments
                  provided for herein, together with any other payments or benefits received or to be received by the Executive in connection with the termination of employment of the Executive or otherwise (the "Severance Payments"), will be subject to the tax (the "Excise Tax") imposed by section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), the Company shall immediately pay to or to the order of the Executive an additional amount (the "Gross-up Payment") such that the net amount retained by the Executive, after deduction of any Excise Tax on the Severance Payments and any federal, state and local income tax and Excise Tax on the payment provided for by this section 3.3(d), shall be equal to the Severance Payments, placing the Executive in the same after-tax financial position in which he would have been if he had not incurred any tax liability under section 4999 of the Code. For purposes of determining the amount of the Gross-up Payment, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive's residence on the date of termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

                           (ii) In the event that the Excise Tax is subsequently
                  determined to be less than the amount taken into account hereunder at the time of termination of the Executive's employment, the Executive shall repay to the Company at the time that the amount of such reduction in Excise Tax is finally determined the portion of the Gross-up Payment attributable to such reduction (plus the portion of the Gross-up Payment attributable to the Excise Tax and federal, state and local income tax imposed on the Gross-up Payment being repaid by the Executive, if such repayment results in a reduction in Excise Tax or in federal, state and local income tax deductions) plus interest on the amount of such repayment at the rate provided in section 1274(d) of the Code.

                           (iii) In the event that the Excise Tax is determined
                  to exceed the amount taken into account hereunder at the time of the termination of the Executive's employment (including by reason of any payment the existence or amount of which cannot be determined at the time the Gross-up Payment is made), the Company shall make an additional Gross-up Payment in respect to such excess (plus any interest payable with respect to such excess) at the time that the amount of such excess is finally determined.

         3.4.     VOLUNTARY TERMINATION BY EXECUTIVE FOR OTHER THAN GOOD REASON.

                  (a) The Executive may, upon sixty (60) days' prior written notice to the Company, voluntarily terminate his employment hereunder for other than Good Reason.

                  (b) Upon the voluntary termination by the Executive of his employment hereunder (other than for Good Reason) at any time during the Term, if not theretofore paid, the Company shall pay to or to the order of the Executive within 10 days after the date of voluntary termination of the Executive's employment such portion of the Base Salary and Bonus as remains earned but unpaid on the date of termination.

                  (c) The several payments and other obligations of the Company described in this section 3.4, together with the Company's obligations and the Executive's rights under the provisions of the Company's stock option agreements with the Executive, are the only severance, compensation or termination payments or benefits that the Executive will receive in the event of the voluntary termination of his employment (other than for Good Reason) as contemplated by this section 3.4.

         3.5.     TERMINATION UPON DEATH OR DISABILITY.

                  (a) The Executive's employment shall be terminated upon his death. The Company may terminate the employment of the Executive hereunder at any time forthwith upon the permanent disability of the

         Executive, such termination to be communicated by written notice given by the Company to the Executive. The Executive shall be considered to have become permanently disabled upon the earlier of: (i) his eligibility for long-term disability insurance benefits, or (ii) if in any period of 12 consecutive months during the Term, because of ill health, physical or mental disability, or for other causes beyond the control of the Executive, the Executive has been continuously unable or unwilling or has failed to perform his duties and responsibilities hereunder for 180 consecutive days, or if, during any period of 12 consecutive months during the Term, the Executive has been unable or unwilling or has failed to perform his duties and responsibilities hereunder for a total of 180 days, consecutive or not.

                  (b) On termination of the Executive's employment as a result of the Executive's death or as a result of the Executive having become permanently disabled, if not theretofore paid, the Company shall pay to or to the order of the Executive within 10 days after the date of termination of the Executive's employment such portion of the Base Salary and Bonus as remains earned but unpaid on the date of termination.

         3.6. CERTAIN ADDITIONAL BENEFITS. This Agreement is entered into by the parties with the expectation that Tom Reslewic will become the Chief Executive Officer of the Company on or about January 1, 2002. If either: (A) Mr. Reslewic does not become Chief Executive Officer of the Company on or about that date, or
(B)(i) Mr. Reslewic becomes the Chief Executive Officer of the Company and subsequently leaves that position, and (ii) the Executive is not then made the Chief Executive Officer of the Company, then in the event of either (A) or (B), 50% of that portion of the initial option to purchase 100,000 shares of Company stock referred to in section 2.3 of this Agreement that is unexercisable on the date (A) or (B) occurs shall automatically become immediately exercisable.

         3.7. RETURN OF PROPERTY. Upon the termination of the employment of the Executive hereunder, regardless of the reason therefor, the Executive will immediately deliver or cause to be delivered to the Company all books, documents, effects, money, securities or other property (including manuals, computer disks and software products) belonging to the Company, or for which the Company is liable to others, which are in the possession, charge or custody of the Executive.

                                    ARTICLE 4

                                ETHICAL STANDARDS

         4.1. EXECUTIVE'S REPRESENTATIONS. The Executive represents to the Company that: he has provided to Company a copy of all agreements he has signed with his previous employer, Tektronix, Inc. with respect to confidential information, trade secrets, non-solicitation, and/or non-competition; he is not subject to any non-competition agreement with respect to Tektronix or any other former employer; he is entitled to severance payments from Tektronix without the duty to mitigate; he has returned to his previous employer all confidential or proprietary documents, including electronic files, and has not kept copies of any such documents and he will not utilize any such documents in his employment with the Company; nothing in this Agreement is inconsistent with his severance agreement from his previous employer. The Executive agrees that he will not use confidential and privileged information from other employers while in the employ of the Company. If at any time the Executive is unclear with respect to his obligations to his former employer he agrees to seek clarification from the Company and cooperate with Company's outside counsel in determining his obligations.

         4.2. INDEMNIFICATION OF EXECUTIVE. Provided that the Executive has complied with the provisions of section 4.1 above, the Company shall indemnify and hold Executive harmless from and against all claims, demands and causes of action, whatsoever, brought by Tektronix (and its successors and assigns) against Executive alleging that, as a result of his employment with the Company, Executive has violated or will inevitably violate any statutory or contractual obligations with respect to confidential information, trade secrets, non-solicitation, and/or non-competition. In such event, the Executive agrees to assign to the Company any and all rights that he may have to receive from Tektronix any severance pay, benefits and other damages to the extent that Tektronix has deprived the Executive of the same and to the extent the Company has provided the Executive with essentially the same in lieu of Tektronix. The Executive agrees to cooperate with the Company to assist it in fulfilling its obligations hereunder without further compensation.

                                    ARTICLE 5

                                     GENERAL

         5.1. CONFIDENTIAL INFORMATION. The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company and its Subsidiaries and their respective businesses which shall have been obtained by the Executive during the Executive's employment by the Company and which shall not be or become public knowledge (other than by acts of the Executive or representatives of the Executive in violation of this Agreement). If the employment of the Executive hereunder is terminated for any reason, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to any person other than the Company and those persons designated by it.

         5.2. NO SOLICITATION. The Executive agrees that, during the Term and for a period of one (1) year following the date of termination of the Executive's employment, he shall not, directly or indirectly, solicit, employ or cause to be solicited or employed in any capacity, or solicit, retain or cause to be retained as a consultant, any person who was employed by the Company at any time during the six (6) month period ending on the date of termination of Executive's employment.

         5.3. FEES. Except as set forth in section 5.13 herein, the Company shall pay directly to the Executive's counsel and tax accountants all reasonable, documented legal, tax accounting and other professional fees and expenses incurred by the Executive in seeking and to obtain or enforce any rights provided for under this Agreement or in connection with enforcing any of his rights hereunder (provided he is successful in such enforcement) and in connection with any tax audit or proceeding to the extent attributable to the application of section 4999 of the Code to any payment or benefit provided hereunder within 60 days of billing by such counsel. Any such notification shall set forth in reasonable detail the rights to which the Executive believe he is entitled and the provision of this Agreement under which he believes afforded such rights.

         5.4. RESIGNATIONS. If the employment of the Executive hereunder is terminated in accordance with the terms of this Agreement, the Executive shall tender his resignation from all positions he may hold as an officer or director of the Company or any of its subsidiaries.

         5.5. MITIGATION. The Executive shall have no duty to mitigate the amount of any payment provided for in Article 3 herein by seeking, other employment.

         5.6. NOTICES. Any notice required or permitted to be given under this Agreement shall be in writing and shall be properly given if delivered personally or mailed by prepaid registered mail addressed as follows:

                  (a)      in the case of the Company, to:

                                    LeCroy Corporation
                                    700 Chestnut Ridge Road
                                    Chestnut Ridge, NY 10977
                                    Attention: Vice President, Human Resources

                           with a copy to:

                                    Bingham Dana LLP
                                    150 Federal Street
                                    Boston, MA 02110
                                    Attention: Roger D. Feldman, Esq.

                  (b)      in the case of the Executive, to:

                                    Scott Bausback
                                    2920 N.W. 127th Avenue
                                    Portland, OR 97229

                           with a copy to:

                                    Leslie Bottomly
                                    Ater Wynne, LLC
                                    222 SW Columbia Ste 1800
                                    Portland, Or 97201

or to such other address as the parties may from time to time specify by notice given in accordance herewith. Any notice so given shall be conclusively deemed to have been given or made on the day of delivery, if delivered, or, if mailed by registered mail, upon the date shown on the postal return receipt as the date upon which the envelope containing such notice was actually received by the addressee.

         5.7. FULL SATISFACTION. The terms set out in this Agreement, provided that such terms are satisfied by the Company, are in lieu of (and not in addition to) and in full satisfaction of any and all other claims or entitlement which the Executive has or may have against the Company relating to the Executive's employment by the Company and as a result of the termination of his employment by the Company in the circumstances contemplated in this Agreement.

         5.8. AMENDMENTS. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer of the Company as may be specifically designated by the Board of Directors. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

         5.9. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties with respect to the employment relationship contemplated hereby and cancels and supersedes all prior understandings and agreements between the parties with respect thereto and no agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

         5.10. SUCCESSORS AND ASSIGNS. Neither the Executive nor the Company may assign its rights hereunder to another person without the consent of the other; provided, however that the Company may assign its rights hereunder to a successor corporation which acquires (whether directly or indirectly, by purchase, arrangement, merger, consolidation, dissolution or otherwise) all or substantially all of the business and/or assets of the Company and expressly assumes and agrees to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place and provided that such successor shall reasonably be able to perform all of its obligations under this Agreement.

         5.11. ENUREMENT. This Agreement shall enure to the benefit of and be binding upon the Executive and his personal representatives and upon the Company and its successors and permitted assigns.

         5.12. FURTHER ASSURANCES. Each of the Company and the Executive agrees to execute all such documents and to do all such acts and things as the other party may reasonably request and as may be lawful and within its power to do or to cause to be done in order to carry out and/or implement in full the provisions and intent of this Agreement.

         5.13. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York and the federal laws of the United States of America applicable therein. Each of the parties consents to the jurisdiction of the courts of the State of New York to hear all actions, suits and proceedings arising in connection with this Agreement, including without limitation those referenced in Sections 5.1 and 5.2 herein.

         IN WITNESS WHEREOF the parties hereto have executed this Agreement.

                                        /s/ Scott Bausback
                                       ----------------------------------------
                                            Executive


                                       LECROY CORPORATION

                                       By /s/ Oliver N. Esman
                                       ----------------------------------------
                                       Name:  Oliver N. Esman
                                       Title: Vice President
                                              Human Resources

                                                                       EXHIBIT A

NOTE: THIS IS A SAMPLE SEVERANCE AGREEMENT, SUBSTANTIALLY SIMILAR TO ONE THAT MAY BE GIVEN TO YOU. PLEASE NOTE THAT THE AGREEMENT'S PROVISIONS MAY BE REVISED, ADDED OR OMITTED AS APPROPRIATE AND AS REQUIRED BY LAW.

                               SEVERANCE AGREEMENT

                               LECROY CORPORATION

                                                                       Date

                                  CONFIDENTIAL

Name
Address

Dear __________:

This will confirm that your employment with LeCroy Corporation (the "Company") will cease as of ______________________.

The Company will pay you your compensation in accordance with your Employment Agreement through the last day of covered employment. Information concerning your group insurance programs is enclosed with this letter.

Should you be enrolled in the 401-K plan, you will receive information under separate cover within the next ____ weeks.

[Deal with other benefit plans here, as appropriate]

All Company property such as equipment, all copies of Company data (whether hard copy or electronically stored), keys, credit card, etc., must be returned to __________________ before 4:00 p.m., on ________________.

In accordance with your Employment Agreement, in order to receive the severance pay and benefits outlined therein (collectively, the "Program") you are required to execute and deliver a release of all claims against the Company, whether or not you actually have any such claims:

It is a condition of this offer of the Program that you:

         1. comply with the terms of your Employment Agreement;

         2. not make any statement or otherwise take any other action that would or might reasonably be interpreted as harmful to the Company;

         3. agree to keep the terms and conditions of this Agreement in strict confidence, except as required by law;

         4. agree and recognize that your employment relationship with [Company] will be permanently and irrevocably severed as of [date], and that you will not apply for or otherwise seek reemployment with [Company] and that [Company] and its affiliates have no obligation to reemploy, recall, or otherwise hire you in the future;

         [5. for a period of ___ months after you leave the employment of the Company you will not either directly or indirectly cause or assist to cause, directly or indirectly, any employee of the Company to become employed by any person, firm, or corporation with which you are affiliated in any capacity.]

This offer is made without prejudice and without any admission of liability. This is an important legal document, and you may wish to consult with counsel of your own choice in deciding whether to accept this offer.

[You may take up to 21 days from receipt of this letter to consider whether to accept this offer of the Program. You should confirm your acceptance of the Program by signing below and returning one signed copy to _______________ by ________________, ________________, 20__. This Agreement shall not be effective until 8 days after you sign it, and you may revoke it at any time during the intervening 7-day period by either delivering a signed revocation notice to ___________________ or mailing such notice to ___________________ so that it is postmarked no later than 7 days after you sign this Agreement. You will not be entitled to receive any of the Program until the 7-day revocation period has expired without revocation. Should you revoke your acceptance, no severance or benefits under the Program will be provided.]1

         On the effective date of this Agreement, Company shall pay you the severance pay and provide you with the other severance benefits pursuant to the Employment Agreement dated __, 2001 by and between LeCroy Corporation and Scott Bausback, which severance pay and benefits include the following: [list specific items here according to the circumstances of termination]

By accepting the terms of this offer and signing in the space provided below, you hereby release and forever discharge and hold the Company, its successors, insurers, employers, employees, officers, directors, shareholders and affiliates harmless of all claims or suits, of any nature whatsoever, present or future, including those arising from the law, being directly or indirectly related to your employment or the termination of such employment with the Company and specifically but without limitation including any claims for notice, pay in lieu of notice, wrongful dismissal, severance pay, bonus, overtime pay, incentive compensation, interest or vacation pay. Nothing in this Agreement shall be construed to affect the Equal Employment Opportunity Commission's independent right and responsibility to enforce the law. You should recognize, however, that while this Agreement does not affect your right to file charge or participate in

--------------------
         1  May not be required by law.

an investigation or proceeding conducted by the Commission, it does bar any claim you might have to receive monetary damages in connection with any Commission proceeding concerning matters covered by this Agreement. You also agree not to file a lawsuit asserting any such claims. This Release and Agreement-Not-To-Sue includes, but is not limited to, contract and tort claims, claims growing out of any legal restriction on the Company's right to terminate its employees and claims or rights under federal, state, and local laws prohibiting employment discrimination (including but not limited to, claims or rights under the federal Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act of 1990), which arose before the date this Agreement is signed. You agree that these terms represent a full and final settlement of any and all claims you may have arising out of your employment with the Company, except that this Agreement shall not release or affect any vested rights you may have (1) under Company's _____________ plan,
(2) under the terms of this Agreement, (3) to continue health insurance coverage under COBRA, and (4) which by law cannot be released in this manner (e.g., Worker's Compensation claims).

Both you and the Company agree that should any court of competent jurisdiction rule that any part of this Agreement is unenforceable, that part of the Agreement shall be considered severed from the rest of the Agreement, and the rest of the Agreement shall remain in full force and effect.

                                       Yours very truly,

                                       LECROY CORPORATION


                                       ---------------------------------------
                                       NAME AND TITLE


         I the undersigned, having had the time to reflect, freely accept the above settlement. I acknowledge and agree that no Company representative has made any representation to or agreement with me relating to this Agreement which is not contained in the express terms of this Agreement. I acknowledge and agree that my execution and delivery of this Agreement is based upon my independent review of this Agreement, and I hereby expressly waive any and all claims or defenses by me against the enforcement of this Agreement which are based upon allegations or representations, projections, estimates, understandings or agreements by the Company or any of its representatives that are not contained in the express terms of this Agreement.

-------------------------------------------         --------------------------
[NAME OF EMPLOYEE]                                  DATE